Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
eLong, Inc.:
We consent to the use of our report dated June 24, 2008, with respect to the consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows of eLong, Inc. for the year ended December 31, 2007, incorporated herein by reference, and which report appears in the December 31, 2009 annual report on Form 20-F of eLong, Inc.
/s/ KPMG

Hong Kong, China
May 11, 2010